News Release

Minerals Technologies Inc. Files Plan of Reorganization in BMI OldCo Chapter 11 Cases to Comply with Court Deadline

NEW YORK, Jun. 29, 2026 (GLOBE NEWSWIRE) -- Minerals Technologies Inc. (NYSE: MTX) (“MTI”), a leading, technology-driven specialty minerals company, today announced that, together with certain of its affiliates (the “Non-Debtor Affiliates”), it has filed a Plan of Reorganization (the “Parent Plan”) in the Chapter 11 cases of its subsidiaries BMI OldCo Inc. (formerly Barretts Minerals Inc.) and its affiliated debtors (collectively, the “Debtors”) pending before the U.S. Bankruptcy Court for the Southern District of Texas.

The Parent Plan, as described below, would present a viable, efficient, and advantageous resolution of these Chapter 11 cases, providing claimants with significant recoveries while bringing the proceedings to an orderly and expeditious conclusion.

Importantly, while the Parent Plan is a serious, good faith, and confirmable proposal, today’s filing is a procedural step to satisfy a deadline imposed by the Bankruptcy Court. The broader dispute regarding these cases remains pending before the U.S. District Court for the Southern District of Texas, which on June 22, 2026 adopted the Bankruptcy Court’s recommendation that the District Court determine the threshold issue of whether any talc sold by BMI Oldco contained sufficient quantity and form of asbestos to potentially cause asbestos-related diseases. The District Court proceedings are ongoing.

MTI looks forward to a judicial forum to prove that the lawsuits against BMI OldCo are meritless and that all talc sold by BMI OldCo is and always has been safe.

According to the Bankruptcy Court's recommendation to the District Court, the Chapter 11 process – including the Plan confirmation process – should be abated until the District Court makes a final determination on the central issue of these cases.

“This Plan reflects our continued commitment to a fair and efficient resolution that provides certainty for all stakeholders, including claimants,” said Douglas T. Dietrich, Chairman and Chief Executive Officer of MTI. “We have supported this process from the start and today's filing, in accordance with the Bankruptcy Court's deadline, continues that commitment. Ultimately, the issues at the heart of these cases are before the District Court, and our position has not changed: BMI OldCo’s talc has always been safe.”

The Parent Plan filed today would provide for, among other things:
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The funding of a Talc Personal Injury Trust with $450 million from the Non-Debtor Affiliates for the payment of current and future talc-related claims;
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Issuance of a channeling injunction pursuant to section 524(g) of the Bankruptcy Code to address all current and future talc-related claims through the Trust;
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Release of estate claims against the Non-Debtor Affiliates; and

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The Non-Debtor Affiliates’ waiver of more than $100 million in claims against the Debtors related to pre-petition and post-petition funding.

Concurrent with the filing of the Parent Plan, MTI will record a charge of $290 million in the second quarter of 2026 to increase the Company’s reserve for estimated costs.

MTI remains fully committed to achieving a resolution of these cases that provides the best result for creditors as expeditiously as possible and will continue to fund reasonable and necessary administrative expenses of the Debtors’ estates, as it always has.

About Minerals Technologies Inc.
Minerals Technologies Inc. (NYSE:MTX) is a global, technology-driven specialty minerals company that sources, manufactures, sells, and distributes a wide range of minerals and mineral-based products and services. We utilize our global mineral reserves, combined with our core technologies and applications, to deliver innovative products that are an essential part of everyday life. We serve customers in consumer and industrial markets worldwide, have 4,000 employees in 34 countries, and reported global sales of $2.1 billion in 2025. For further information, visit www.mineralstech.com.

Investor Relations Contact
Lydia Kopylova
lydia.kopylova@mineralstech.com

Media Contact
Stephanie Heise
stephanie.heise@mineralstech.com

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